Exhibit 99.CODEETH

CODE OF ETHICS FOR THE PRESIDENT AND TREASURER

I.                                         Overview

This Code of Ethics (Code) has been adopted by the Mairs and Power Mutual Funds (the Funds) as required by Section 406 of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act).  The Code applies to the President and Treasurer of the Funds (Covered Officers) for the purpose of promoting:

•                  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Funds file with, or submit to, the Securities and Exchange Commission, and in other public communications made by the  Funds;

•                  Compliance with applicable laws, governmental rules and regulations;

•                  Prompt internal reporting of Code violations to the Chief Compliance Officer (CCO); and

•                  Accountability for adherence to the Code.

Questions regarding the Code should be directed to the CCO.

II.                                     Conflicts of Interest

The Funds and their Covered Officers strive to minimize actual or apparent conflicts of interests related to their dealings with the Funds.  Generally, a conflict of interest occurs when a Covered Officer’s private interest interferes with the interests of, or service to, the Funds.  In order to assist the Funds with identifying and assessing conflicts of interest, Covered Officers are required to report actual or apparent conflicts of interest to the CCO who will review and, as appropriate, report to the Funds’ Board of Trustees (Board).

III.                                 Guidelines

Each Covered Officer shall:

•                  Understand the disclosure requirements applicable to the Funds;

•                  Not knowingly misrepresent, or cause others to misrepresent, information about the Funds;

•                  Consult with other officers of the Funds and employees of the Funds’ service providers, as appropriate, with the goal of promoting full, fair, accurate, timely and understandable disclosures;

•                  Promote compliance with the standards and restrictions imposed by Federal securities laws;

•                  Not use personal influence or personal relationship to influence investment decisions or financial reporting by the Funds whereby the Covered Officer or a family member would benefit personally to the detriment of the Funds;

•                  Not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer or a family member rather than the benefit of the Funds; and

•                  Provide an acknowledgment of initial receipt of the Code upon becoming a Covered Officer and on an annual basis thereafter.

IV.                                Disclosure of the Code of Ethics

The Funds must:

•                  File the Code as an exhibit to the Funds’ annual report on Form N-CSR;

•                  Post the Code on the Funds’ website and disclose, in the annual report on Form N-CSR, the Funds’ website address and the fact that the Code is on the website; or

•                  Offer in the annual report on Form N-CSR to provide a copy of the Code to any person without charge upon request.

V.                                    Amendments to the Code of Ethics

The Funds will briefly describe the nature of amendments to any provision of Section I, II and III of this Code in the same manner they choose to disclose the Code in Section IV above.  Amendments that are technical, administrative, or otherwise non-substantive need not be disclosed.

All changes to this Code must be approved by the Funds’ Board.

VI.                                Waivers from the Code of Ethics

A waiver is the approval by the Funds’ Board of a material departure of any item within Section I, II and III of this Code.  If the Funds grant an implicit or explicit waiver to any Covered Officer that relates to one or more of the items set forth in Section I, II or III above, the Funds will disclose in the same manner  as discussed in Section IV, including:

•                  The nature of the waiver;

•                  The name of the person to whom the waiver was granted the waiver; and

•                  The date of the waiver.

All waivers from any provision of this Code must be approved by the Funds’ Board.

VII.                            Reporting of Violations

All Covered Officers shall notify the CCO promptly of any violation or suspected violation of this Code (including the discovery of any violation committed by another Covered Officer).  The CCO will determine whether such violations should be reported to the Funds’ Board.

Covered Officers are encouraged to report any violations or suspected violations as such good faith reports will not be viewed negatively by the Funds, even if the reportable event, upon investigation, is determined not to be a violation and the CCO determines the reported event was done in good faith.

VIII.                        Record Retention Requirements

The Funds shall maintain all records related to this Code.  See the Funds’ Recordkeeping and Record Retention Schedule for more information regarding its record keeping requirements.